March 30, 2020

Patrick McClymont
Chief Financial Officer
IMAX CORP
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1

       Re: IMAX CORP
           Form 10-K for the year ended December 31, 2019
           Filed on February 19, 2020
           File No. 001-35066

Dear Mr. McClymont:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Life
Sciences